Exhibit 10.13.1

EXHIBIT A

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is between Longeveron, Inc. (“Company”) and Dr. K. Christopher Min (“Executive”), together the “Parties.”

WHEREAS, Executive’s employment terminates on March 31, 2023 (“Termination Date”);

WHEREAS, the Company is willing to pay Executive certain severance in exchange for a release of claims and other commitments.

NOW THEREFORE, intending to be legally bound and for good and valuable consideration, Company and Executive agree as follows:

1. Recitals. The foregoing recitals are true and correct and incorporated herein.

2. Termination of Employment.

(a) The Company timely paid or will timely pay Executive, in accordance with its normal payroll and other procedures (or as otherwise required by law), for (i) Executive’s work through the Termination Date, (ii) Executive’s accrued but unused vacation pay, and (iii) Executive’s properly reported and reimbursable business expenses, less all required tax withholdings and other deductions.

(b) Executive’s eligibility to participate in the Company’s group insurance and other welfare benefit plans and programs ceased as of the Termination Date, except that Executive’s group insurance medical benefits ceased or will cease on March 31, 2023, unless otherwise extended under COBRA.

(c) The foregoing payments and benefits have been or will be provided to Executive regardless of whether Executive signs or revokes this Agreement.

3.	Severance Benefits. The Company will pay Executive severance (“Severance”) as follows:

(i)	$112,000, which includes any amounts owed for bonuses, commissions, incentive payments, or other forms of supplemental compensation, and will be paid by way of direct deposit (to the extent previously-authorized by Dr. Min in connection with the Company’s standard payroll practices) or otherwise by means of immediately available funds;

(ii)	Immediate acceleration and vesting of 40,000 restricted stock units previously granted to Dr. Min; and

(iii)	$5,800 for costs related to relinquishing the lease of Dr. Min’s Miami apartment which will be paid by way of direct deposit (to the extent previously-authorized by Dr. Min in connection with the Company’s standard payroll practices) or otherwise by means of immediately available funds.

EXHIBIT A

These amounts will be paid less all required tax withholdings and other deductions. Company will pay the Severance to Executive within fourteen (14) days after this Agreement becomes effective (as described below), but in no event later than the sixtieth (60th) day following the Termination Date.

4. Release of Claims.

(a) Executive, on behalf of Executive and Executive’s heirs and personal representatives, hereby releases and forever discharges the Company, its direct and indirect subsidiaries, divisions, parents, affiliates, companies under common control of any of the foregoing, predecessors, successors, and assigns, and its and their past, present and future shareholders, partners, principals, managers, members, directors, officers, Executives, agents, attorneys, insurers, Executive benefit plans, trustees and all others acting in concert with them (collectively, the “Released Parties”), from any and all claims, actions, suits, proceedings, complaints, causes of action, grievances, debts, costs and expenses (including attorney’s fees), at law or in equity, known or unknown, suspected or unsuspected, whether legal or equitable, fixed or contingent, liquidated or un-liquidated, asserted or un-asserted, whether based in common law, statute, contract, warranty, tort or otherwise, that Executive has or may have through the date Executive signs this Agreement, arising out of, based on, or relating in any way to any acts or omissions that occurred, in whole or in part, prior to the time that Executive signs this Agreement, including, but not limited to, claims that arise out of, result from, or are in any manner related to Executive’s employment with the Company or separation from the Company, claims that arise out of, result from, or are in any manner related to the negotiation and execution of this Agreement, claims for wages, salary, commission, Executive benefits, vacation pay or other paid time off, severance pay, pension or profit sharing benefits, health or welfare benefits, bonus compensation, commissions, deferred compensation or other remuneration arising out of the employment relationship with the Company, claims for breach of any express or implied contract, wrongful termination, retaliation, invasion of privacy, negligence, gross negligence, misrepresentation, express or implied duty of good faith and fair dealing, fraud, refusal to perform an illegal act, whistleblower, malicious prosecution, abuse of process, defamation of character, personal injury, intentional or negligent infliction of emotional distress, discrimination, retaliation or harassment based on race, religion, sex, marital status, genetic information, sexual stereotypes, gender identity, age, color, handicap and/or disability, national origin or any other protected class and any other claim based on or related to Executive’s employment with the Company or Executive’s departure therefrom, including, but not limited to, claims for violation of the Executive Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Older Workers’ Benefit Protection Act of 1990, the Americans with Disabilities Act, the Americans With Disabilities Act Amendments Act, the Worker Adjustment and Retraining Notification Act, the Equal Pay Act of 1963 as amended, the Ledbetter Fair Pay Act, the Civil Rights Acts of 1866, 1871 and 1991, the Immigration Reform and Control Act, the Rehabilitation Act of 1973, the Occupational Safety and Health Act of 1970, the Fair Credit Reporting Act, the Family and Medical Leave Act, the False Claims Act, the Florida Civil Rights Act of 1992, the Florida Whistleblower Act (Fla. Stat. §448.101-448.105), the Florida Constitution, the Florida False Claims Act, the Florida Workers Compensation Retaliation Statute (Fla. Stat. §440.205), the Florida Wage Discrimination Law (Fla. Stat. §448.07), the Florida Equal Pay Law, the Florida AIDS Act (Fla. Stat. §§110.125, 381.00 and 760.50), Florida OSHA (Fla. Stat. §442.018(2)), Florida Wage Payment Laws, Florida Discrimination on the Basis of Sickle Cell Trait Law, the Florida Family and Medical Leave Act, and any other international, federal, state or local law, ordinance, Executive order, code, rule, regulation, or statute, all as amended.

EXHIBIT A

(b) Notwithstanding anything in this Agreement to the contrary, the release set forth in Section 4(a) does not and is not intended to release any claims that cannot be released by law, such as claims for vested pension benefits or claims for workers’ compensation benefits, or release any rights to a defense or indemnification from the Company or its insurers for actions Executive took or failed to take during the course of Executive’s employment with the Company.

(c) Notwithstanding anything in this Agreement to the contrary, the release set forth in Section 4(a) does not and is not intended to prevent, restrict or otherwise interfere with Executive’s right to (i) file a charge or complaint with any appropriate federal, state or local agency or court, (ii) testify, assist, participate in, or cooperate with the investigation of any charge or complaint pending before or being investigated by such agency or court, (iii) enforce this Agreement, (iv) seek a judicial determination of the validity of the release of Executive’s rights under the Age Discrimination in Employment Act, or (v) report violations of any law administered by the Securities and Exchange Commission (“SEC”) or Occupational Safety and Health Administration (“OSHA”), receive any financial awards from the SEC or OSHA for reporting possible violations of federal law or regulation, or make other disclosures protected under the whistleblower provisions of state or federal law or regulation.

(d) If an administrative agency or court assumes jurisdiction over any charge or complaint involving claims that are released by Section 4(a) of this Agreement, Executive hereby agrees to not, directly or indirectly, accept, recover or receive any resulting monetary damages or other equitable relief that otherwise would be due, and Executive hereby expressly waives any rights to any such recovery or relief, except as permitted by Section 4(c)(v).

5. Time Limits, Revocation and Effective Date.

(a) Executive acknowledges and agrees that Executive received this Agreement on the Termination Date. Executive has up to twenty-one (21) days from the date Executive received this Agreement to consider its terms. Any changes to this Agreement during that period, whether material or not, will not extend the 21-day period. If Executive signs this Agreement, Executive may still revoke Executive’s acceptance of the Agreement for up to seven (7) days after Executive signs it, by notifying the Company in writing before the expiration of that seven-day period. The written notice should be delivered in person or, if sent by mail, postmarked no later than the 7th day and mailed to: Longeveron, Attn. Paul Lehr, General Counsel, 1951 NW 7th Avenue, Suite 520, Miami, FL 33136.

(b) If not revoked, this Agreement will become effective on the 8th day after Executive signs it. If Executive does not sign this Agreement within the 21-day period, or if Executive timely revokes this Agreement during the seven-day revocation period, this Agreement will not become effective and Executive will not be entitled to the Severance Benefits provided for in Section 3.

EXHIBIT A

6. Consult with an Attorney. The Company hereby advises Executive to consult with an attorney of Executive’s choice (at Executive’s expense) before Executive signs this Agreement. The Company will rely on Executive’s signature on this Agreement as Executive’s representation that Executive read this Agreement carefully before signing it, and that Executive has a full and complete understanding of its terms.

7. Representations. By signing below, Executive represents and agrees that the following are true and correct to the best of Executive’s knowledge:

(a) Except for the wages and benefits to be paid to Executive regardless of whether Executive signs this Agreement, as described in Section 2, the Severance Benefits to be paid under this Agreement, and any vested pension benefits Executive may be entitled to receive, the Company does not owe Executive any other wages, compensation, or benefits of any kind or nature;

(b) The Company has provided Executive with all leave to which Executive was entitled and, to the best of Executive’s knowledge, Executive is not suffering from any work-related injuries;

(c) Executive has not received, is not receiving, and has not applied for Medicare:

(d) Executive has notified the Company of any charge or complaint Executive filed with any agency or court that is still pending before such court or agency;

(e) The Severance Benefits described in Section 3 are things that Executive is not entitled to receive in the absence of this Agreement;

(f) Executive has returned to the Company all property and information that belongs to the Company, including, but not limited to the following (where applicable): automobile; computers (desktop and laptop); phone; tablet; iPad; devices (including usb, external hard drives, etc.); handheld devices; keys, access cards, passwords, and/or ID cards; all electronically stored and paper copies of all financial data, customer information, business plans and reports, and Company files; and all records, customer lists, written information, forms, plans, and other documents, including electronically stored information. Executive shall search Executive’s electronic devices, device back-ups, residence, and automobile and agrees that by signing below, Executive has disclosed all Company property in Executive’s possession or control and returned such property as directed by Company; and

(g) Executive has not asserted any claim for sexual harassment or sexual abuse by any of the Released Parties and is not aware of any facts supporting such a claim.

(h) Executive is not aware of any violations of the law or Company agreements or policies, and is not aware of wrongdoing by the Company or its officers, including any alleged corporate fraud, that should be reported to authorities.

(i) Executive hereby voluntarily resigns as an Officer and/or Director of the Company or any Released Party effective as of the Termination Date.

EXHIBIT A

8. No Re-employment. Except as otherwise agreed to in writing by the Parties, Executive acknowledges and agrees that he shall not knowingly re-apply for employment with the Released Parties, nor will Executive knowingly accept any employment or otherwise work for the Released Parties. Further, Executive agrees that his forbearance to seek future employment with the Released Parties is purely contractual and is in no way involuntary, discriminatory, retaliatory, or in violation of any contract or policy of the Released Parties. If Executive applies for employment with the Released Parties, the Released Parties are not under any obligation to process or otherwise act upon such application.

9. Confidentiality. Executive will keep this Agreement and its terms (other than the fact that Executive’s employment was terminated on the Termination Date) confidential and will not disclose such information to anyone other than Executive’s immediate family and professional advisors, each of whom must, as a condition to the disclosure, agree to keep the information confidential. Executive will be responsible for any breach of this Section by Executive’s immediate family members and professional advisors. Notwithstanding the foregoing, this Agreement does not prohibit Executive from (a) providing truthful testimony in response to compulsory legal process, (b) participating or assisting in any investigation or inquiry by a governmental agency acting within the scope of its statutory or regulatory jurisdiction, or (c) making truthful statements in connection with any claim permitted to be brought by Executive under Sections 4(b) or (c).

10. Confidential Information.

(a) Executive will not disclose to any third parties any of the trade secrets and other confidential proprietary information of the Company, including, but not limited to, information regarding the Company’s operations, products, services, suppliers, customers, research, development, new products, marketing, marketing plans, business plans, budgets, finances, licenses, prices, and costs (“Confidential Information”) without the express written consent of the Company, which consent may be withheld by the Company in its sole and absolute discretion. Notwithstanding the foregoing, this Agreement does not prohibit Executive from disclosing Confidential Information (i) as part of truthful testimony in response to compulsory legal process, (ii) while participating or assisting in any investigation or inquiry by a governmental agency acting within the scope of its statutory or regulatory jurisdiction, (iii) to a government official or to an attorney for the purpose of reporting or investigating a suspected violation of law, in conformity with the Defend Trade Secrets Act, or (iv) in a complaint or other document filed in a lawsuit or other legal proceeding, so long as such filing is made under seal and in conformity with the Defend Trade Secrets Act.

(b) Executive’s obligations under this Section include, but are not limited to, any and all Confidential Information the Company provided to Executive, Executive developed on behalf of the Company, or to which Executive had access, as well as information third parties provided to the Company that the Company is obligated to keep confidential.

11. Applicable Law; Jurisdiction and Venue.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to the principles of conflicts of law.

EXHIBIT A

(b) The Parties consent to the exclusive jurisdiction of any state or federal court of competent jurisdiction located within Miami-Dade County in the State of Florida, and irrevocably agree that all actions or proceedings relating to this Agreement may be litigated in such courts. The Parties irrevocably waive any right to object to or challenge the above selected forum on the basis of inconvenience or unfairness under 28 U.S.C. § 1404 or similar state or federal statutes.

12. Entire Agreement; Other Agreements. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and no representation, promise, or agreement, oral or written, relating hereto that is not contained herein shall be of any force or effect. Moreover, if Executive entered in any other enforceable agreements with the Company that contain provisions that are not in direct conflict with the provisions of this Agreement, those other agreements shall remain in effect and the terms of this Agreement shall be in addition to such other such agreements.

13. No Disparagement. Neither Party will make any intentionally defamatory or intentionally disparaging statements to any third parties regarding the other, its services, or any of its Executives, officers, or owners. Notwithstanding the foregoing, this Agreement does not prohibit either party from (a) providing truthful testimony in response to compulsory legal process, (b) participating or assisting in any investigation or inquiry by a governmental agency acting within the scope of its statutory or regulatory jurisdiction, or (c) making truthful statements in connection with any claim permitted to be brought by Executive under Sections 4(b) or (c).

14. No Admissions. Neither the execution of this Agreement nor the performance of its terms and conditions shall be construed or considered by any party or by any other person as an admission of liability or wrongdoing by either party.

15. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be considered an original instrument and all of which together will be considered one and the same agreement and will become effective when all executed counterparts have been delivered to the respective parties. Delivery of executed pages by facsimile transmission or e-mail will constitute effective and binding execution and delivery of this Agreement.

16. Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Company and its respective successors and assigns, and any such successors and assigns shall be considered third-party beneficiaries of this Agreement. Executive has no rights to assign this Agreement.

17. Acknowledgements. Executive hereby acknowledges that Executive (a) has read this Agreement and understands all of its provisions; and (b) voluntarily enters into this Agreement, which is contractual in nature and contains a general release of claims.

18. Severability. If any term, provision or Section of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable for any reason, such determination shall be limited to the narrowest possible scope in order to preserve the enforceability of the remaining portions of the term, provision or Section, and such determination shall not affect the remaining terms, provisions or paragraphs of this Agreement, which shall continue to be given full force and effect.

EXHIBIT A

19. 409A. The provisions of this Agreement will be administered, interpreted and construed in a manner intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, the regulations issued thereunder, or any exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted, or construed). Each payment under this Agreement shall be considered a separate and distinct payment. Executive shall have no right to designate the date of any payment under this Agreement. Nothing contained in this Agreement shall constitute any representation or warranty by the Company regarding compliance with Section 409A. The Company has no obligation to take any action to prevent the assessment of any tax under Section 409A on any person and neither the Company, nor its subsidiaries or affiliates, nor any of their Executives, officers, directors or other representatives shall have any liability to Executive with respect thereto.

20. Further Assurances. Executive and the Company each agree to execute and deliver, after the date hereof, without additional consideration, any additional documents, and to take any further actions, as may be necessary to fulfill the intent of this Agreement and the transactions contemplated hereby.

21. Cooperation.

(a) Executive will (i) cooperate with the Company in all reasonable respects concerning any transitional matters which require Executive’s assistance, cooperation or knowledge, including communicating with persons inside or outside the Company as directed by the Company, and (ii) in the event that the Company (or any of its affiliates or other related entities) becomes involved in any legal action relating to events which occurred during Executive’s employment with the Company, cooperate to the fullest extent reasonably possible in the preparation, prosecution or defense of their case, including, but not limited to, the execution of affidavits or documents, testifying or providing information requested by the Company. Notwithstanding the foregoing, Executive is not required to cooperate to the extent such cooperation would interfere or conflict with the obligations which Executive may owe to any other employer.

(b) To the extent that Executive incurs (i) travel-related expenses, (ii) out-of- pocket expenses, and/or (iii) loss of wages as a result of Executive’s cooperation with the Company as contemplated by this Section 21 (“Cooperation Expenses”), the Company will promptly reimburse Executive (or will cause Executive to be promptly reimbursed) for such Cooperation Expenses, provided they are reasonable and were approved by the Company in advance.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date(s) set forth below.

Longeveron Inc.

By:	/s/ Wa’el Hashad
Name:	Wa’el Hashad
Title:	CEO
Date:	3/27/2023

/s/ K. Christopher Min
Dr. K. Christopher Min

3/27/2023
Date